Exhibit 99.1

NEWS RELEASE

Contact:
Alliance Data
Julie Prozeller – Analysts/Investors
FTI Consulting
212-850-5721
alliancedata@fticonsulting.com

Shelley Whiddon – Media
214-494-3811
shelley.whiddon@alliancedata.com

Marathon Petroleum
Shane Pochard
419-421-4327
spochard@marathonpetroleum.com

ALLIANCE DATA SIGNS NEW CREDIT CARD AGREEMENT WITH
MARATHON PETROLEUM

Alliance Data to Provide Private Label and Co-Branded Credit and Marketing
Services for Network of 5,100 Independently Owned Marathon Brand Locations

DALLAS, September  20, 2011 -- Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced it has signed a new long-term agreement to provide private label and co-branded credit card services for Marathon Petroleum Corporation (NYSE: MPC), a Fortune 100 company. The Findlay, Ohio-based refining, marketing and transportation company markets petroleum products in the Midwest, Gulf Coast and Southeast regions of the United States and is the largest refiner in the Midwest.

Under terms of the agreement, Alliance Data will provide MPC with private label and co-branded credit card services, including account acquisition and activation; receivables funding; card authorization; credit card issuance; statement generation; remittance processing; customer service functions; and marketing services.

Through its suite of credit and marketing tools, Alliance Data will provide MPC private label and co-brand account-holders with benefits designed to support repeat purchases and engender customer loyalty, such as discounts on fuel at its more than 5,100 Marathon-branded stations. Co-brand cardholders may earn additional rewards based on purchases made on the card outside Marathon brand locations.

“Through our robust network of independently owned brand retail locations, MPC has placed a strong emphasis on growing our presence throughout the regions in which we operate. We’re proud to build on our long-standing tradition of providing the highest quality products and services available,” said Tom Kelley, senior vice president of marketing at Marathon Petroleum. “Enhancing the credit products we offer our customers through this new partnership with Alliance Data aligns with our tradition of quality, and will support our business-growth initiatives.”

“Marathon Petroleum is a company rich in history, and we are excited to help build its business by delivering card programs that will help the company achieve its near- and long-term sales and growth goals,” said Melisa Miller, president of Alliance Data Retail Services. “Our comprehensive solution fits well with Marathon Petroleum’s brand model by helping individual business owners and dealers increase sales and drive loyalty among their customers. We look forward to bringing our expertise to MPC and working with this dynamic brand to enhance value to its cardholders.”

About Marathon Petroleum
MPC is the nation's fifth-largest refiner with a crude capacity in excess of 1.1 million barrels per day in its six-refinery system. Marathon brand gasoline is sold through approximately 5,100 independently owned locations across 18 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation's fourth largest convenience store chain, with approximately 1,375 locations in seven states. MPC also owns, operates, leases or has ownership interest in approximately 9,600 miles of pipeline. MPC's fully integrated system provides operational flexibility to move crude oil, feedstocks and petroleum-related products efficiently through the company's distribution network in the Midwest, Southeast and Gulf Coast regions. For additional information about the company, please visit our website at http://www.marathonpetroleum.com.

About Alliance Data
Alliance Data® (NYSE:ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data employs approximately 8,500 associates at more than 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including the anticipated effects of the CARD Act, potential effects of the Epsilon data theft incident, and those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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